Exhibit 10.11

Third floor

Wada Building 7 f, 1-20-15 Jinnan, Shibuya-ku, Tokyo

Amber House Co.

Phone 03 (3 496) 8511

FAX 0 3 (3 4 7 7) 7 4 6 4

Building lease agreement

The Lessor, Land House Co., Ltd. (hereinafter referred to as “Party A”) and the Lessee, Move Action Co., Ltd. (hereinafter referred to as “Party B”) have entered into a building lease agreement as follows :

(Indication of Leased Property)

Article 1 (1) The Institute shall lease to Party B of the following buildings (hereinafter referred to as the “Leased Property”), and Party B shall lease the same.

Name : 称東 Ōi Urbanheim

Address : 5-19-9 Higashioi, Shinagawa-ku

Structure : Reinforced concrete structure, flat roof, 8 stories above ground

Lease portion 3 f 2 4 8.3 2m

(Restriction on Use)

Article 2 Party B shall not use the Leased Property for purposes other than offices and stores.

(Term of Lease and Renewal thereof)

Article 3. The lease term shall be three (3) years from October 1, 2020 to September 30, 2023.

②	In case that Party A has not made any request in writing to the other party by six (6) months prior to the expiration of the period set forth in the preceding paragraph and Party B has not made any request in writing to the other party by three (3) months prior to the expiration of the period set forth in the preceding paragraph, the contract shall be renewed for a further period of three (3) years from the day following the expiration of such period, and the same shall apply thereafter.

③	Party B shall pay the preceding paragraph, Party B shall pay to the Institute an amount equivalent to one (1) month’s worth of new rent as a renewal fee.

④	At the time of renewal, the amount equivalent to six months’ worth of new rent shall be the new deposit, and Party B shall make up the shortage.

(House Rent)

Article 4 (1)	Rent for one (1) month from the beginning of each month to the end of each month shall be paid by bringing or transferring to a place designated by the Institute the following month by the last day of each month with a monthly fee of 42.0, 0, 0 0 yen (separately provided, consumption tax of 42.0, 0, 0 0 yen). However, the monthly rent including the delivery date of the Leased Property shall be paid upon execution of this Agreement, and if the rent is less than one (1) month or if the rent is revised, it shall be calculated on a per-diem basis.

(Administrative Expenses)

Article 5	In addition to the rent set forth in the preceding Article, Party B shall, by the last day of each month, bring or transfer to a place designated by the Institute the following month a monthly fee of 40, 0, 0 0 yen (separate consumption tax of 4, 0, 0 0 yen) separately determined by the Institute as the administrative expenses necessary for the management and use of the common areas of the building or the grounds thereof or ancillary facilities for the Leased Property. Provided, however, that the monthly amount including the delivery date of the Leased Property shall be paid upon conclusion of this Agreement, and if the administrative expenses are less than one (1) month or if the administrative expenses are revised, they shall be calculated on a per-diem basis.

(Revision of Rent and Administrative Expenses)

Article 6	Even during the term of this Agreement, Agreement, in case that the Institute has recognized that the rent has become unreasonable in comparison with the rent in the vicinity of Party B due to increases in taxes and public dues on land and buildings, soaring prices and other factors, the Institute may revise the rent after consultation with Party B.

②	The same shall apply to administrative expenses.

(Security Deposit)

Article 7	Party B shall simultaneously deposit with Party A six (6) months worth of rent of 2,52.0, 0, 0 0 yen as a security deposit.

②	Party A shall use the security deposit set forth in the preceding paragraph to secure its rent payment obligations, liability for damages and other obligations under this Agreement. However, no interest is paid on the security deposit.

③	In case that Party B fails to pay rent, administrative expenses, expenses set forth in Article 1o and other obligations, the Institute may appropriate all or part of the security deposit to the performance of such obligations without any notice to Party B. At this time, Party B may not request that the security deposit be appropriated for the repayment of such obligation until the termination of this Agreement. In addition, within five days from the date of notice of the allocation of the security deposit to the repayment of the obligation, the amount of the security deposit shortage must be entered.

④	Party B shall not transfer or pledge the right to claim the refund of security deposit to another party. Even in the event that Party A has received a transfer, pledge, or attachment from another party, Party A may use the same for repayment pursuant to the preceding paragraph.

(Cancellation by Party B)

Article 8	Even within the period set forth in Article 3, Party B may request the Institute to terminate this Agreement by specifying an advance notice period of three (3) months or more. In this case, the contract ends at the same time as the expiration of the advance notice period. However, Party B may immediately cancel the contract by paying the rent equivalent to three months’ rent to Party A in advance.

(ii)	In the event that there is a shortage period during the advance notice period set forth in the preceding paragraph, Party B shall pay to Party A money equivalent to rent in proportion to the number of days during the shortage period.

③	In case that Party B has made a request for cancellation, such request may not be repeated or cancelled without the written consent of the Institute.

(Delay Damages for Rent, etc.)

Article 9	In case that Party B fails to pay rent or administrative expenses, delay damages at the rate of 4 sen per day shall be added to the amount of delay.

(Bearing of Actual Costs)

Article 10	Party B shall bear the following expenses :

(1)	Electricity charges for all electrical equipment, electric lamps, etc. used in the Leased Property and replacement costs for electric bulbs

(2)	Water charges used in the Leased Property

(3)	Telephone charges used in the Leased Property

(4)	Other expenses incurred solely for the Leased Property

②	The cost set forth in the preceding paragraph shall be the actual cost, and the cost with a dedicated measuring instrument shall be calculated by the Institute in an appropriate manner.

(Building Usage and Management Obligation)

Article 11	Party B shall occupy or use the Leased Property, the Common Area, and other incidental usable portions with the care of a prudent manager, and shall comply with the separately provided management rules and other instructions.

②	Repair of the Leased Property shall be carried out at the expense of Party B with respect to any damage caused artificially by Party B and minor daily repairs.

③	In case that Party B intends to bring in and use large equipment, furniture and fixtures necessary for the leased building, Party B shall obtain the prior written consent of Party A and carry them in and use them at Party B’s expense.

④	Party B may, with the consent of Party A, undertake necessary work for the use of the building for rent, such as construction of fixtures and facilities, fire prevention and reinforcement work, interior construction work, and panel installation work, but may not undertake substantial repair or reconstruction of the Building.

⑤	Party B shall not claim reimbursement of construction costs, necessary costs, and useful costs for construction work on the leased building.

⑥	In case that it is necessary for Party A to enter the building for maintenance and management of the rental building, Party A may enter the building by notifying Party B in advance, and in such case, Party A shall notify Party B in advance.

⑦	Party B shall appoint a fire prevention manager for the Property and notify the competent fire department thereof.

⑧	Do not shake, clamor, release odors, or disturb neighbors.

(Prohibition of Assignment of Right to Lease and Sublease)

Article 12	Party B shall not transfer all or part of the lease right or sublease the Leased Property to a third party for any reason whatsoever.

(Lessor’s Right to Enter a Property)

Article 13 (1)	In case that it is necessary for the Institute or a person designated by the Institute to perform maintenance, sanitation, fire prevention, crime prevention, relief and protection of a building, the Institute or a person designated by the Institute may enter the Leased Property at any time with the consent of Party B (provided, however, that this shall not apply in case of emergency) and take necessary measures or request Party B to perform such measures.

(Grounds for Discharge of Lessor)

Article 14	The Institute shall not be liable for any damages arising from natural disasters, natural disasters, fires or theft, or damages arising from damage to electricity, water supply, or other facilities, unless the Institute is grossly negligent.

(Lessor’s Right to Cancel a Contract)

Article 15	In case that any of the following items is applicable to Party B, the Institute may immediately terminate this Agreement without any demand from Party B.

(1)	If there is a delay of one or more payments of rent or administrative expenses.

(2)	In case that Party B has received a disposition of suspension or cancellation of business from a supervisory government agency or has received an adjudication of bankruptcy.

(3)	It is found to be an organized crime group, a company associated with an organized crime group, a corporate racketeer, or a person equivalent thereto, or a member thereof.

(4)	violates any other provisions of this Agreement.

(Processing upon Termination of Contract)

Article 16.	Any termination of this Agreement due to expiration, cancellation, cancellation or any other reason shall be dealt with as follows :

(1)	If Party B terminates this Agreement due to expiration, cancellation, cancellation, etc., Party B shall surrender the Property in the presence and with the consent of Party A.

(2)	In case that Party B does not immediately take out any goods owned by Party B in the Leased Property, the Institute may voluntarily enter, store or dispose of such goods.

(3)	Party A shall return the security deposit to Party B within 60 days after Party B completes the surrender of the Leased Property. Provided, however, that this shall be limited to the case where there is any remaining amount due to delay rent and other obligations of Party B pursuant to Article 7, Paragraph (3).

(4)	Party B shall not claim any money or other charges against Party A, regardless of whether such charges are in the form of transfer fees, requests for purchase of fixtures, necessary expenses, beneficial expenses, requests for reimbursement, or any other nominal amount.

(Guarantor)

Article 19.	Yoshio Ukaji shall be a joint guarantor of Party B and jointly and severally guarantee with Party B all obligations under this Agreement.

(ii)	As long as this Agreement is in effect due to renewal, etc., the joint and several guarantor may not unilaterally waive the guarantee of obligations unless the Institute agrees that he / she will continue to hold such position.

③	The burden of the joint guarantor shall be limited to the maximum amount stated in the signature and seal column.

(iv)	In case that there is a request from a joint guarantor, the Institute shall immediately provide the joint guarantor with information on the payment status of rent (including administrative expenses), etc., the amount of late rent (including administrative expenses), the amount of compensation for damages, etc., and all liabilities of Party B.

⑤	The joint and several guarantor shall submit of seal impression and documents requested by the Institute at the time of execution of this Agreement.

⑥	If Party B does not have a co-signer or if Party A finds that the co-signer has no financial resources or any other inappropriate reason, Party B shall immediately appoint another co-signer upon Party A’s request.

(Court with Jurisdiction)

Article 20	In case that any dispute arises regarding this Agreement, Party A and Party B shall agree in advance that the court having jurisdiction over the address of the Leased Property shall be the court having jurisdiction over the first instance.

(Matters Outside Provisions)

Article 21	With respect to matters not provided for in this Agreement, Party A and Party B shall consult with each other in good faith and make decisions in accordance with relevant laws and regulations and the practice of real estate transactions.

(Key Deposit)

Article 22 : 3 Keys (3 rd Floor Entrance No. H7 6 0 X1)

(First Floor Common Glass Door No. H218 X1)

Party B received (1 st floor shutter NO. H17 3X1).

Additional Keys (3 rd Floor Indoor Auto Lock NO. 8 2 8 6C3GZ APX1)

(Auto Lock Password No. 8818)

In a key is lost, it shall be replaced at Party B’s expense.

<Special provisions>

①	In case that rent and administrative expenses are paid by remittance, such money shall be remitted to the following account, and such remittance expenses shall be borne by Party B.

Mizuho Bank, Ltd., Shibuya Central Branch

Account Number N0.17 0117 3 Account Name Amber House Co., Ltd.

(ii)	In case that the Institute makes a request for termination for a justifiable reason, such request shall be notified to Party B six (6) months or more prior to the expiration of such period.

③	With regard to the use of electricity, water supply, drainage and gas, the previous tenant has already stopped the use, making it difficult to check the use before moving in. Therefore, after moving in, there may be problems found in the attached belt facilities, etc., so please understand in advance. In b shall immediately contact the intermediary in the event that any abnormality, etc. is found in the ancillary facilities, etc. during the term of this Agreement. If, at the time of communication, Party A does not perform repair without justifiable grounds, despite the fact that repair is deemed necessary, Party B may perform repair by itself. Party B shall bear the cost of repairs for reasons attributable to Party B, and the Institute shall bear the cost of other costs.

(iv)	If part of the Leased Property has become unusable due to damage or loss or for other reasons, if such damage or loss cannot be attributable to Party B, the rent (including administrative expenses) shall be reduced in accordance with the percentage of such unusable part. At this time, Party A and Party B shall discuss and decide the extent and period of reduction and other necessary matters. Party B may terminate this Agreement if Party B is unable to achieve the purpose of the lease with only the remaining portion.

⑤	Party B may request Party A to terminate this Agreement for an advance notice period of three (3) months or more.

⑥	If there is any change in consumption tax, the increase shall be borne by the Borrower.

⑦	Party B shall observe the management rules and detailed rules for use established by the management association of Higashioi Urbanheim.

⑧	This Agreement may be terminated without notice if it is found that the Employee has belonged to or been involved in an organization or anti-social force that is contrary to public order and morals.

⑨	If Party B falls under any of the following items, Party A may immediately terminate this Agreement.

1	In case that Party B or the person living together with Party B is found to be a member of or under the control of an organized crime group or radical political / religious group.

2	In case that Party B or a person living together with Party B has caused members of organized crime groups or radical political / religious groups to reside or enter the Property.

3	When organizations, names, activities, etc. of organized crime groups or radical political / religious groups are displayed or similar items are posted or brought into the Property.

4	HAS USED OR PROVIDED AS A PLACE FOR PROSTITUTION, OR HAS ARRANGED FOR PROSTITUTION, OR HAS ENGAGED IN CONDUCT INCIDENTAL THERETO ;

5	When using stimulants ● When using stimulants ● When using stimulants ● When using stimulants ● When using stimulants ● When using stimulants ● When using stimulants ● When using stimulants ● When using stimulants ● When using stimulants ● When using stimulants ● When using stimulants ● When using stimulants ● When using stimulants ●

(x)	The Property shall be delivered as is at the time of cancellation and shall be delivered as is at the time of cancellation without recovering to the original state. Provided, however, that when the floor, walls, facilities, etc., of the occupied part are lost or damaged, they shall be restored to their original state.

⑪	Upon cancellation of the Property, 20% of the security deposit shall be amortized.

IN WITNESS WHEREOF, two (2) copies of this Agreement have been prepared, and upon affixing the names and seals of each of Party A, Party B and the joint guarantor, one (1) copy each of Party A and Party B shall be held.